As filed with the Securities and Exchange Commission on September 12, 2005
                             Registration No. 333-


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 YAOSHUN INC.
-------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


        DELAWARE                      2790                      36-4574619
-----------------------   -----------------------------  ----------------------
(State or jurisdiction    (Primary Standard Industrial      (I.R.S. Employer
  of incorporation or      Classification Code Number)    Identification No.)
     organization)

                           80 Wall Street, Suite 818
                              New York, NY 10005
                               (212) 809-1200
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                         80 Wall Street, Suite 818
                             New York, NY 10005
--------------------------------------------------------------------------------
(Address of Principal place of business or intended principal place of business)

                                Yaoshun Inc.
                         80 Wall Street, Suite 818
                            New York, NY 10005
--------------------------------------------------------------------------------
         (Name, address and telephone number of agent for service)

                                 Copies to:
                              William G. Hu, Esq.
                        435 East 70th Street, Suite 7C
                               New York, NY 10021
             Telephone: (212) 734-2789;  Facsimile: (212) 809-1289


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

                                             Proposed            Proposed
 Title of each class                         Maximum              Maximum          Amount of
   of securities         Amount to be        offering            Aggregate        registration
 to be registered        registered        price per unit      offering price         fee
-------------------  -----------------   ------------------  ------------------  ------------
  Common Stock           4,850,000           $  0.02           $   97,000          $  11.42


(1) This registration statement registers the resale of up to 4,850,000 shares of common stock offered by our selling shareholders.

(2) The proposed maximum offering price per unit and the proposed maximum aggregate offering price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. Since there is no current trading market for the common stock, the proposed maximum offering price is based upon the initial offering price of the shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion                                Dated September 12, 2005




                                   PROSPECTUS

                                   YAOSHUN INC.
                        4,850,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering 4,850,000 shares of our common stock through this prospectus. We will not receive any proceeds from this offering.

Our shares are not quoted on any national securities exchange. The selling shareholders are required to sell our shares at a fixed price of $0.02 per share until our shares are quoted in the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

This investment involves a high degree of risk see "Risk Factors" on page 6.
----------------------------------------------------------------------------

Neither the United States Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Obligation
-------------------------------------

Until ______, 2005, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  TABLE OF CONTENTS



Prospectus Summary...................................................          4
Risk Factors.........................................................          6
Use of Proceeds......................................................         10
Determination of Offering Price......................................         10
Dilution.............................................................         10
Selling Security Holders.............................................         10
Plan of Distribution.................................................         13
Legal Proceedings....................................................         15
Directors, Executive Officers, Promoters and Control Persons.........         15
Security Ownership of Certain Beneficial Owners and Management.......         15
Description of Securities............................................         17
Interest of Named Experts and Counsel................................         18
Dislosure of Commission Position of Indemnification for
  Securities Act Liabilities.........................................         19
Organization Within Last Five Years..................................         19
Description of Business..............................................         19
Plan of Operations...................................................         24
Description of Property..............................................         27
Certain Relationships and Related Transactions.......................         27
Market for Common Equity and Related Stockholder Matters.............         27
Executive Compensation...............................................         29
Changes In and Disagreements With Accountants on Accounting
  and Financial Disclosure...........................................         30
Additional Information...............................................         31
Financial Statements.................................................         31






                           Prospectus Summary

Yaoshun Inc. was incorporated under the laws of Delaware on November 21, 2003. We have not yet generated any revenues. We intend to be an agent to distribute Chinese magazines published in China and in the Chinese language to retail outlets in Hong Kong and the United States.

We have not had any revenues or operations and we have minimal assets. At present we have no employees. Our President plans to devote only ten to fifteen hours per week to our business.

The Offering
------------

The following is a brief summary of this offering.

Securities Offered         Up to 4,850,000 shares of common stock.
------------------

Offering Price             The selling shareholders will sell our shares at a
--------------             fixed price of $0.02 per share until our shares are
                           quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Use of Proceeds            We will not receive any proceeds from the sale of the
---------------            common stock by the selling shareholders.

Plan of Distribution       We are unaware of the nature and timing of any future
--------------------       sales of our common stock by existing shareholders.
                           There is no minimum number of shares to be sold in this offering. No underwriting arrangements for this offering exist.

Registration Costs         We estimate our total offering registration costs to
------------------         be $14,612. We have agreed to pay all costs and
                           expenses relating to the registration of our common stock.


Summary Financial Information
-----------------------------

The following Financial Summary and Operating Data have been derived from our audited financial statements for the periods indicated. You should read the following financial data in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

Statement of Operations Data:
-----------------------------
                                                                      Accumulated From
>CAPTION>                                                             November 21, 2003
                            For the Six Months      Year Ended       (Date of Inception)
                           Ended June 30, 2005   December 31, 2004     to June 30, 2005
Statement of Operations         (Audited)           (Audited)            (Audited)
-----------------------   --------------------  -----------------   ---------------------
Sales                       $             0      $          0           $           0
Net loss for the period     $       (3,513)      $          0           $     (3,888)
Net loss per share          $        (0.00)      $          0           $           0
-----------------------------------------------------------------------------------------


Balance Sheet Data:
-------------------
                               June 30, 2005    December 31, 2004
                               (Audited)          (Audited)
                            -----------------   ----------------
Cash                         $      10,087       $          0
Total Assets                 $      10,087       $     10,000
Total Liabilities            $       3,975       $        375
Stockholders' Equity         $       6,112       $      9,625
----------------------------------------------------------------

                                    Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following known material risks. You could lose all or part of your investment due to any of these risks.

                       Risks Related to Our Business

(1) WE HAVE NO OPERATING HISTORY, WE HAVE NOT GENERATED REVENUES, AND THEREFORE IT WILL BE DIFFICULT FOR YOU TO ANALYZE OUR PROSPECTS AND OUR BUSINESS.

We are a new enterprise that has no operating history and no revenues upon which you can base an evaluation of our business and prospects, and thus it will be difficult for you to analyze our prospects, business model, and the appropriateness of making an investment in us. We are subject to all of the risks inherent in the establishment of a new business enterprise, and more particularly we do not know if we will be able to effectively market our services to publishers and obtain sufficient customers to become profitable. We may never generate revenues or become profitable.

(2) WE NEED TO RAISE APPROXIMATELY $60,000 TO CONDUCT OPERATIONS DURING OUR FIRST YEAR AND YOU MAY LOSE ALL OF YOUR INVESTMENT IF WE FAIL TO RAISE SUCH AMOUNTS.

At June 30, 2005, we had only $10,087 of current assets, which are not sufficient to allow us to actively conduct our business. We need to raise approximately $60,000 to pay offering expenses and conduct operations during our first year. In the current economic environment, it is extremely difficult for companies without profits or revenues, such as us, to raise capital. We may not be able to raise the capital we need to conduct our business. We plan to raise the money we need outside the United States. If we fail to raise the capital we need, we will not be able to conduct our business and you may lose your entire investment. Even if we are successful in raising the additional funds, we may have to accept terms that may adversely affect our stockholders. For example, the terms of any future financing may impose restrictions on our right to declare dividends or on the manner in which we conduct our business.
To date there are no financing arrangements.

(3) WE MAY NOT BE SUCCESSFUL IN CONVINCING MAGAZINE PUBLISHERS AND MAGAZINE RETAILERS TO DO BUSINESS WITH US. IF WE CANNOT DO THIS, OUR BUSINESS WILL FAIL.

Our business depends entirely on convincing Chinese magazine publishers to do business with us and on convincing magazine retailers in Hong Kong and the United States to do business with us. Chinese magazine publishers may prefer to establish their own networks. Magazine retailers may prefer to deal directly with magazine publishers. If we cannot convince them, our business will fail.

(4) WE HAVE NO EXPERIENCE IN THE BUSINESS OF MAGAZINE DISTRIBUTION. THIS LACK OF EXPERIENCE MAY CAUSE US TO MAKE DECISIONS ABOUT OUR BUSINESS THAT CAUSE US TO LOSE REVENUE OPPORTUNITIES OR INCUR GREATER EXPENSES THAN ARE NECESSARY.

We are a new company and thus have no experience in the business of magazine distribution. This lack of experience will make it more difficult for us to succeed because our lack of experience may cause us to make decisions about pricing, marketing and other aspects of our business that we would not have made if we had experience. This may result in our losing revenue opportunities or incurring more expense than is necessary. It will also make it more difficult for you to evaluate our prospects, business model, and chance of success.

(5) IN OUR TARGET MARKET COMPETITION IS INTENSE, IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY, OUR BUSINESS WILL FAIL.

We are a new entry into this marketplace and we are very much unknown in the industry. Competition is intense. Our target market primarily consists of retail outlets, such as super markets, discount variety stores, convenience stores, drug stores and newsstands that offer mass market reading materials to consumers. A large number of magazine distributors currently operating in Hong Kong and the United States are established and have significantly greater financial resources, technical expertise and managerial capabilities than us. Consequently, we will be at a comparative disadvantage in entering into distribution agreements with major magazine publishers, which will significantly affect our ability to compete. We currently face competition from two areas, i.e. competition from other magazine distributors, as well as competition from alternative delivery channels, including subscriptions offered directly by the publishers and electronic transmissions over the Internet.

(6) WE HAVE ONLY ONE OFFICER WHO WILL NOT BE DEVOTING HER FULL WORKING TIME AND ATTENTION TO OUR BUSINESS. IT WILL BE DIFFICULT TO IMPLEMENT OUR BUSINESS PLAN, OBTAIN AND SERVICE CUSTOMERS AND GENERATE REVENUE WHILE OUR OFFICER AND DIRECTOR IS NOT DEVOTING HER FULL TIME AND ATTENTION TO THE DEVELOPMENT OF OUR BUSINESS. FAILURE TO DO ALL THESE THINGS WILL REDUCE THE VALUE OF OUR BUSINESS.

We have only one officer, Miao Juan Jiang, our president and director. She expects to devote approximately ten to fifteen hours per week, on average, to our business. We will find it more difficult to implement our business plan, obtain and service customers and generate revenue while our only officer and director is only devoting a portion of her time and attention to our business, unless we are able to recruit and retain experienced and competent full-time employees who can assume responsibility for operating our business. Failure to do all these things well may cause our business to fail.

(7) OUR OFFICER AND DIRECTOR IS LOCATED OUTSIDE OF THE U.S., IT IS DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON US AND OUR OFFICER AND DIRECTOR.

Our officer and director is located in China. As a result, it may be difficult to effect service of process within the United States and enforce judgment of the US courts obtained against us and our executive officers and directors. Particularly, our shareholders may not able to:

    o effect service of process within the United States on us or any of our executive officers and directors;

    o enforce judgments obtained in U.S. courts against us based upon the civil liability provisions of the U.S. federal securities laws;

    o enforce, in a court in China, judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws; and

    o bring an original action in a court in China to enforce liabilities against us or any of our executive officers and directors based upon the U.S. federal securities laws.


                    Risks Related to Investment in Our Securities

(8) OUR PRINCIPAL SHAREHOLDER CONTROLS 55.6% OF OUR COMMON STOCK; INVESTORS WILL HAVE LITTLE CONTROL OVER OUR MANAGEMENT OR OTHER MATTERS REQUIRING SHAREHOLDER APPROVAL.

Miao Juan Jiang, our president and principal shareholder, currently owns 5,000,000, or approximately 55.6%, of our outstanding common stock, giving her the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including the election of our directors; the acquisition or disposition of our assets, the future issuance of our shares and approval of other significant corporate transactions. Our principal shareholder may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.

(9) THERE IS NOT NOW AND THERE MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK SHARES, WHICH MAY MAKE IT DIFFICULT FOR SHAREHOLDERS TO SELL THEIR SHARES.

There is currently no market for our common stock. Though we intend to apply for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of this registration statement, there is no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

(10) OUR SECURITIES WILL BE SUBJECT TO "PENNY STOCK" RULES, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT MORE DIFFICULT FOR YOU TO RESELL OUR STOCK.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on

NASDAQ, provided that reports with respect to transactions in such securities are provided by the exchange or quotation system pursuant to an effective transaction reporting plan approved by the Commission.) We expect that our securities will be subject to these rules because we expect our securities will trade for less than $5.00 per share, if public trading occurs.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements; (iii) contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading penny stocks; (vi) contains such other information and is in such form (including language, type, size, and format) as the Commission shall require; and (vii) by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

    o    with bid and offer quotations for the penny stock;

    o the compensation of the broker-dealer and its salesperson in the transaction;

    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

    o Monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

Compliance with these requirements may make it more difficult for investors in our common stock to resell the shares to third parties or to otherwise dispose of them.


                           Forward-Looking Statements

This prospectus contains certain forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the preceding pages and elsewhere in this prospectus.


                               Use of Proceeds

The selling shareholders are selling shares of common stock covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the securities being registered pursuant to this prospectus.


                          Determination of Offering Price

No public market currently exists for shares of our common stock. The price of the shares the selling shareholders are offering is arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.


                                     Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                                 Selling Shareholders

The shares of common stock being offered by the selling shareholders were issued in two private placements conducted in November 2003 and July 2004 pursuant to an exemption from the registration requirements under Section 4(2) and Regulation S of the Securities Act of 1933, respectively. We are registering these shares of our common stock for resale by the selling shareholders identified below. The following table sets forth information concerning the selling shareholders including:

    o   the number of shares owned by each shareholder prior to this offering;

    o   the total number of shares that are to be offered for each shareholder;
and

    o the total number of shares and the percentage of stock that will be owned by each shareholder upon completion of the offering.

This information is based upon information provided by each respective selling shareholder to us. The term "selling shareholders" includes the security holders listed below and their transferees, pledgees, donees or other successors. To our knowledge, the named persons beneficially own and have sole voting and investment power over all shares or rights to these shares, except where indicated otherwise. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 9,000,000 shares of common stock outstanding on September 12, 2005.

                                        Shares Owned Prior        Shares Owned After
                                          to the Offering            the Offering
   Selling         Number of Shares  -----------------------   -----------------------
 Stockholders          Offered          Number     Percentage       Number    Percentage
-----------------  ----------------  ------------- ---------   -------------- ---------
Miao Juan Jiang       850,000         5,000,000       55.6%       4,150,000     46.1%
President and
Director (2)
Hong, Xoaodan         400,000           400,000       4.44%             0         -
Hu, Zhxin             400,000           400,000       4.44%             0         -
Wei, Chengwen         400,000           400,000       4.44%             0         -
Yang, Bo              200,000           200,000       2.22%             0         -
Lian, Rui             200,000           200,000       2.22%             0         -
Yang, Sheng           200,000           200,000       2.22%             0         -
Shang, Wei            100,000           100,000       1.11%             0         -
Chang, Haiyan         100,000           100,000       1.11%             0         -
Che, Xian              80,000            80,000       0.88%             0         -
Chen, Yu               80,000            80,000       0.88%             0         -
Jiang, Yang            80,000            80,000       0.88%             0         -
Gao, Jiang             80,000            80,000       0.88%             0         -
Zhu, Rongbai           80,000            80,000       0.88%             0         -
Li, Yufeng             80,000            80,000       0.88%             0         -
Bi, Zhilong            80,000            80,000       0.88%             0         -
Zhang, Wen             80,000            80,000       0.88%             0         -
Zhan, Dan              80,000            80,000       0.88%             0         -
Niu, Jianping          80,000            80,000       0.88%             0         -
Wei Guofeng            80,000            80,000       0.88%             0         -
Yang, Xuzhi            80,000            80,000       0.88%             0         -
Zang, Fuzhen           80,000            80,000       0.88%             0         -
Wang, Lekai            80,000            80,000       0.88%             0         -
Zhao, Hongbo           80,000            80,000       0.88%             0         -
Feng, Yu               80,000            80,000       0.88%             0         -
Yang, Jun              80,000            80,000       0.88%             0         -
Wang, Yuyang           80,000            80,000       0.88%             0         -
Shi, Wei               80,000            80,000       0.88%             0         -
Song, Yu               40,000            40,000       0.44%             0         -
Dong, Xi               40,000            40,000       0.44%             0         -
Cheng, Manzhen         40,000            40,000       0.44%             0         -
Zhang, Xiangyu         20,000            20,000       0.22%             0         -
Zhang, Zhiliang        20,000            20,000       0.22%             0         -
Liu, Jie               20,000            20,000       0.22%             0         -
Liu, Gang              20,000            20,000       0.22%             0         -
Cao, Yutao             20,000            20,000       0.22%             0         -
Huang, Xingqi          20,000            20,000       0.22%             0         -
Wang, Jing             20,000            20,000       0.22%             0         -
Jin, Song              20,000            20,000       0.22%             0         -
Chen, Zhiwei           20,000            20,000       0.22%             0         -
Yang, Hongjiu          20,000            20,000       0.22%             0         -
Sun, Xiang             20,000            20,000       0.22%             0         -
Qin, Tao               20,000            20,000       0.22%             0         -
Wang, Junhong          20,000            20,000       0.22%             0         -
Zhang, Wenkai          20,000            20,000       0.22%             0         -
Zhang, Yifei           20,000            20,000       0.22%             0         -
Wang, Yingbin          20,000            20,000       0.22%             0         -
Gao, Shan              20,000            20,000       0.22%             0         -
Li, Shuang             20,000            20,000       0.22%             0         -
----------------------------------------------------------------------------------------
       TOTAL        4,850,000         9,000,000        100%     4,150,000      46.1%


(1) The addresses of all shareholders are c/o Ms. Miao Juan Jiang, 19 Lane 279, Shun Chang Road, Shanghai, 200021, China.

(2) Ms. Miao Juan Jiang is our promoter, director, president and control person.

(3) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option or a warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(4) As of September 12, 2005, there were no stock options or warrants outstanding.

Relationships of Selling Shareholders
-------------------------------------

During the past three years, except Miao Juan Jiang, our director and president, none of the selling shareholders:

    o has had a material relationship with us other than as a security holder at any time within the past three years, except for agreements entered into in connection with their investments and described herein ; or

    o   has ever been one of our officers or directors; or

    o   is a broker-dealer or is an affiliate of a broker-dealer.

We are not aware of any agreements or arrangements among the selling shareholders listed above. To our knowledge, there are no coordinated investment efforts among the selling shareholders, and they are not acting as a "group" as that term is used in Instruction 7 to Item 403 of Regulation S-B.


                                 Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

    o On such public markets or exchanges as the common stock may from time to time be trading;

    o   In privately negotiated transactions; or

    o   In any combination of these methods of distribution.

No public market currently exists for our shares of common stock. The selling shareholders are required to sell their shares at a fixed price of $0.02 per share until our shares are quoted on the OTC Bulletin Board. Thereafter, the sales price offered by the selling shareholders to the public may be:

     o    The market price prevailing at the time of sale;

     o    A price related to such prevailing market price; or

     o Such other price as the selling shareholders determine from time to time.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may, in the discretion of each selling shareholder, be sold under Rule 144 rather than under the terms of this prospectus. The selling security holders may transfer such shares by will, gift or other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available in that jurisdiction and complied with. At this time, we do not plan to register or qualify our securities with any state, although we reserve the right to do so in the future. We plan to become included in the Standard and Poor's

Corporation Record. Inclusion in that publication can provide an exemption for resale of our common stock in approximately thirty-five states. Since some of these states impose additional requirements for this exemption, the exemption is not automatic in all states.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

Under the applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if our public float is less than $25 million or the average daily trading volume of its stock is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling shareholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by such selling shareholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

We agreed to register the shares under the Securities Act and to indemnify and hold the selling shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the shares by the selling shareholders. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

If selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters. The selling shareholders will not conduct any marketing activities in the United States or elsewhere in order to facilitate distribution of their shares.

                                Legal Proceedings

We are not a party to, nor are we aware of, any existing, pending or threatened lawsuits or other legal actions.


             Directors, Executive Officers, Promoters and Control Persons

We have only one director and executive officer as identified below:

    Name          Age              Positions Held
--------------   ------   ------------------------------------------------
Miao Juan Jian    48        Director, President, Treasurer and Secretary

Miao Juan Jiang has been our President, Treasurer, Secretary and Director since our inception in November 2003. Since 1976 to the present, Ms. Jiang has been employed by Shanghai Farm Produce Co., Ltd., a vegetable producer and marketer in Shanghai, China, in various positions, most recently as a Vice President. Ms. Jian is our sole promoter. She intends to devote an average of ten to fifteen hours per week to our business. The actual amount of time she will devote to our affairs is likely to vary substantially from month to month.

The director named above will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors. There is no arrangement or understanding between the director and officer and any other person pursuant to which any director or officer was to be selected as a director or officer.

Significant Employees
---------------------

We have no significant employees, only the officer and director as described above.

Family Relationships
--------------------

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings
-----------------------------------------

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

    o any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    o any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

    o being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or

    o being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert
--------------------------------

We do not have a financial expert serving on an audit committee, and we do not have an audit committee at this time because we have no revenue.


      Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

The following table sets forth, as of September 12, 2005, certain security ownership information for any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities.

<CAPITION>

                      Name and Address of            Amount and Nature
Title of Class         Beneficial Owner            Beneficial Owner    Percent of Class
----------------  -----------------------------  ------------------  ------------------
Common Stock      Miao Juan Jian                     5,000,000            55.6%
                  19 Lane 279, Shun Chang Road,
                  Shanghai, 200021, China

---------------------------------------------------------------------------------------


Security Ownership of Management
--------------------------------

The following table sets forth, as of the date of this prospectus, certain security ownership information, as to each class of our equity securities, beneficially owned by all directors and nominees, each of the named executive officers, and directors and executive officers as a group.

<CAPITION>

                      Name and Address of            Amount and Nature
Title of Class         Beneficial Owner            Beneficial Owner    Percent of Class
----------------  -----------------------------  ------------------  ------------------
Common Stock      Miao Juan Jian                     5,000,000            55.6%
                  19 Lane 279, Shun Chang Road,
                  Shanghai, 200021, China


Common Stock      Directors and officers             5,000,000            55.6%
                  as a group (one person)

---------------------------------------------------------------------------------------

(1) The percent of class is based on 9,000,000 shares of common stock issued and outstanding as of September 12, 2005.

We do not have any securities that are convertible into common stock.

Changes in Control
------------------

There are no arrangements that may result in changes in control of us.


                           Description of Securities

The Articles of Incorporation of Yaoshun Inc. authorize the issuance of 80,000,000 shares of common stock at a par value of $0.0001 per share and 20,000,000 shares of preferred stock at a par value of $0.0001 per share.

Common Stock
-------------

As of September 12, 2005, there were 9,000,000 shares of our common stock issued and outstanding that were held by 49 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. The lack of cumulative voting rights could delay, defer or prevent a change in control of the company.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock
---------------

As of September 12, 2005, there were no preferred shares that have been designated or issued. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable laws of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.

Debt Securities
---------------

As of the date of this prospectus, we do not have any debt securities.

Other Securities To Be Registered
---------------------------------

There are no other securities to be registered.

Transfer Agent
--------------

We intend to appoint a transfer agent for our common stock before this registration statement becomes effective


                    Interest of Named Experts and Counsel

Certain legal matters, including the legality of the issuance of shares of common stock offered herein, are being passed upon by us by our independent legal counsel, William G. Hu, Esq., 435 East 70th Street, Suite 7C, New York, NY 100021, who is also representing us in connection with the filing of the registration statement of which this Prospectus is a part.

The financial statements included in this prospectus have been audited by Child, Sullivan & Company to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


             Disclosure of Commission Position of Indemnification
                      for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to provisions of the State of Delaware, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


                      Organization Within Last Five Years

We were incorporated in the State of Delaware on November 21, 2003. On November 22, 2003, Miao Juan Jiang, our founder, sole director and officer, purchased 5,000,000 shares of our common stock at $0.001 per share for an aggregate consideration of $5,000. These shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933. There have been no other transactions with our promoter, officer and director.

We are a development stage company and have not generated or realized any revenues from our business operations. We have minimal assets and we have conducted no operations except for formulating a business plan and fundraising activities. To date we have relied on sales of securities to fund all our activities.

We plan to distribute Chinese language magazines published in China to retail outlets in Hong Kong and the United States. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We are not a blank check company as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose. Neither we nor our officer, director, promoter or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.


                               Description of Business

We were incorporated in November 2003. Our original business plan was to provide sales channel and marketing consulting and support services to electronic device manufacturers in China that desired to establish distribution networks for their products in markets outside China. We had, however, conducted virtually no business until March 2005 when we changed our business plan to establish ourselves as an agent to distribute Chinese magazines to Hong Kong and the United States.

Products and Services
---------------------

We intend to solicit distribution contracts from Chinese magazine publishers and arrange to distribute those magazines to retail outlets, such as supermarkets, discount variety stores, convenience stores, drug stores and newsstands that offer mass-market reading materials to consumers in Hong Kong and the United States.

The magazines we plan to seek to distribute are likely to change from time to time as market opportunities arise. Currently, we intend to concentrate on business magazines. In the future, we may expand to include regional titles and special interest magazines. We have not commenced operations as of the date of this prospectus. Consequently, no current negotiations are underway for us to provide services to any Chinese magazine publishers or any retail outlets.

We are in the early stage of our development. Our operation to date has been focused on establishing and developing relationships with various magazine publishers. We have entered into a Letter of Intent with "Fortune World", a Beijing, China-based monthly magazine that provides business news and analysis from a business solutions perspective for Chinese businessmen, managerial personnel or professionals, to distribute the "Fortune World" magazine in Hong Kong.

We do not publish the magazines we intend to distribute. Our primary business is to take orders from magazine retailers in Hong Kong and the United States. From time to time we may have to handle magazine returns and special orders via e-mail, fax or telephone.

To date we have not engaged in any material business operations and we have no prior experience in the business and in establishing a magazine distribution network. We have not conducted a marketing study and we do not know whether there is a market for our services.

Industry Background
-------------------

Chinese magazines published in China are sold mainly through subscriptions and agents. However, the magazines sold outside China are mainly distributed through agents, whose fundamental functions are to liaise between Chinese publishers and local retailers so as to distribute the magazines targeted at Chinese immigrants in various communities such as Chinatowns in the United States.

Agents are knowledgeable of the market and have a good understanding of local magazine demands. The magazine retailers select Chinese magazines for further sales through the following two channels:

(1) Agents' recommendations. Retailers may rely on agents' recommendations to purchase magazines on a trial basis. Depending on sales results, retailers further decide whether they will place long-term orders; or

(2) Peer recommendation or retailers' own experience. Retailers will select magazines based on their own experience and market knowledge, or on recommendations from their peers.

Once a magazine is chosen, magazine retailers submit orders to agents, who, in turn, collect and submit orders to Chinese publishers. The publishers gather relevant information, such as quantity, price, etc., sort them into corresponding accounts, and send out magazines according to the dispatch list. The agents' offices in China ship all magazines to various countries by air. Agents receive the magazines at local airports and distribute them to retailers. Magazines are generally shipped twice a week. There might be delays under special circumstances.

For each new shipment, agents collect payments from retailers for magazines previously distributed and collect new orders for future delivery. There are two ways to deal with unsold magazines: (i) Retailers absorb all losses; or (ii) Publishers absorb all losses, i.e. the unsold magazines will be returned to the publishers via agents, and retailers get full refunds. The loss/return policy is negotiated among agents, retailers and publishers at the initial stage. The magazines sold outside China are generally not returnable. In that case, magazine retailers require larger discounts from the publishers.

The Market
----------

We intend to target Hong Kong and the United States markets. We intend to market to retail stores, such as supermarkets, discount variety stores, convenience stores, drug stores and newsstands that offer mass-market reading materials to consumers. We have not performed any marketing study to assess whether a potential market exists for our services or whether our market is sustainable.

Currently we do not intend to conduct any marketing studies due to our limited capital resources.

Approximately 90% of Chinese language magazines and periodicals currently sold in Hong Kong are published in Hong Kong or Taiwan in traditional Chinese characters. In recent years more and more Mainland Chinese people travel to Hong Kong for pleasure or business. They are often unable to find magazines and periodicals published in Mainland China in simplified Chinese characters in Hong Kong. As the Chinese economy takes off, more and more Hong Kong residents are interested in learning about Mainland China for business and career purposes. We intend to introduce more magazines published in Mainland China in simplified Chinese characters to Hong Kong residents and businessmen.

In addition to Hong Kong, we may expand our market to the United States. Our potential readers will be Chinese immigrants living in Chinatowns and communities with a high concentration of Chinese population. We intend to seek exclusive and/or non-exclusive rights from Chinese magazine publishers to distribute business magazines or periodicals in Hong Kong and the United States. We only intend to distribute Chinese language magazines and periodicals published in China.

At this time, we have no plans to expand beyond Hong Kong and the United States.

Sales and Marketing
-------------------

We intend to distribute magazines through field representatives. The primary tasks of field representatives are to solicit orders from retailers who are in distribution, and to expand geographic coverage to maximize marketing efficiency.

Substantially all of Chinese language magazine retailers in Hong Kong and the United States are small in size. Wholesale magazine and periodical distributors there historically operate in defined geographic territories where, through long-standing custom and usage, publishers control the magazine availability, and there has been no significant consolidation in the Chinese periodical wholesale distribution industry in Hong Kong or in the United States.

We plan to visit publishers one by one.  We do not plan to place advertisement.

Suppliers and Pricing
---------------------

The magazines we plan to distribute will be those published in China in simplified Chinese characters. A few major Chinese magazine publishers already have either in house distribution capabilities or established networks of outside distributors. We do not believe these larger publishers are likely to become our suppliers and we do not plan to market for them. We plan to market our services to publishers with annual sales of less than $5 million. We believe that our services will be attractive to small or mid-sized Chinese language magazine publishers because it allows them to create a new revenue stream with business that they already have without incurring substantial additional costs.

Many small or mid-sized magazine publishers in China focus on local markets, leaving overseas and international markets untapped. In addition, they often lack the knowledge and language capability to deal with distributors from different countries whose business practices vary drastically from one country to another. We aim to provide a path to larger markets without the need for the publishers to build a distribution network of their own over time.

We have entered into a Letter of Intent with a Chinese magazine publisher "Fortune World Publishing Co., Ltd." for the non-exclusive right to market its magazine "Fortune World." Under the agreement we will distribute the magazine at 50% of its cover price, and Fortune will handle all order fulfillment including shipping. There are no minimum order requirements.

Magazine publishers will ship the magazines directly to us for distribution. The publishers sell at wholesale price, which is generally 50% off the cover price. Based on the wholesale price, agents add a certain premium, usually 15%-20%, to create an overseas wholesale price for local retailers. Retailers purchase at the overseas wholesale price and sell at retail price. Local magazine retailers may price the magazines in local currency, which is usually higher than the magazines sold in China. Local retailers enjoy the price premium. The wholesale price is negotiated at the initial stage. The retail price is based on the standard overseas retail price.

As an agent, we don't intend to charge any extra service fee. Our profits will come from the difference between the wholesale price offered by magazine publishers and the overseas wholesale price to local retailers.

In addition to "Fortune World" magazine, we intend to enter into more distribution agreements with other Chinese magazine publishers to distribute their magazines with terms acceptable to us.

Business Strategy
-----------------

As a new distributor of magazines and periodicals published in the Chinese language, we are in a start-up position as compared to companies already operating in the magazine distribution industry. We plan to provide services that we believe are needed by magazine retailers but not presently provided by other magazine distribution companies. Although at present there are other companies that distribute Chinese magazines within the targeted markets, the majority of these operations focus on news, entertainment, consumer and general politics, leaving business and economics magazine market largely unserviced.

While we will be offering new options and services to our retail clients, there are some areas of the magazine distribution business in which we will not become involved, i.e. news, consumer, politics and entertainment magazines. We will not venture into such areas of the market. We will concentrate on distribution of magazines relating to business and economics.

We intend to provide our publishers with the best distribution and marketing services at lower costs in the industry. We believe that our success will be totally dependent upon client-driven sales and performance. In order to be successful, we plan to:

   o  negotiate exclusive distribution agreements with publishers;

   o establish partnerships and alliances with other distributors to expand our geographic coverage;

   o  work closely with retailers in category management and merchandising;

   o provide the highest level of market penetration and best customer service in the industry; and

   o be ready to provide one-on-one assistance and support needed to build a strong on-going relationship with each publisher and retailer.

Patent, Copyright, Trademark, License & Franchise Restrictions and Contractual
------------------------------------------------------------------------------
Obligations & Concessions
-------------------------

We own no patents, copyrights, trademarks, licenses, concessions or royalties or franchises.

Research and Development Activities
-----------------------------------

We are not conducting any research and development activities. We do not have any plan to conduct such research and development activities.

Government Regulation and Approvals
-----------------------------------

We currently do not require approval of any government to offer our products and services. We do not expect that there will be any governmental regulations on our business other than general business licenses. We do not expect any cost for compliance with federal, state and local environmental laws in our business.

All of the magazines and periodicals being offered by us will be purchased directly from reputable magazine publishers with necessary government and industry standard approvals. We do not intend to distribute magazines that are restricted or regulated in China, Hong Kong or the United States.

Compliance with Environmental Laws
----------------------------------

There are no environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future that address issues specific to our business.

Employees
---------

We have no employees at the present time. The officer and director is responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. We intend to hire two field representatives on a part-time basis after our business has been launched. We do not expect to hire any full-time employees within the next twelve months.


                            Plan of Operations

Our plan of operations for the twelve months is as below:

1. We will identify suitable Chinese magazine publishers, and negotiate terms and prices for distribution contracts. When we approach Chinese magazine publishers, we will tailor our presentation to each targeted publisher. We will adjust our strategy from time to time based on results of negotiations and feedback from the publishers.

2. We will identify distributors in Hong Kong and the United States who are interested in participating in our network. We will also assess the strengths and weaknesses of different magazine retail outlets, and negotiate distribution contracts with acceptable commercial terms. We plan to select retail outlets most appropriate for the magazines to be sold in each territory. We also plan to align geographic territories so that retail outlets are not directly selling into the same markets. We also plan to solicit feedback from magazine retail outlets about the magazines and provide this information to the magazine publishers, who may utilize the information to improve magazines, user interfaces or marketing literature, or provide local options for different markets.

3. We plan to design and build our own website. At present we are investigating and evaluating certain potential domain names. The registration of the website domain name will be implemented once a decision has been made regarding our chosen domain name. The website will provide us with exposure to the general market place and will include information such as the services we are going to offer. Our website will have the facility for prospective clients to contact us with questions and enquiries. We expect that our site will be fully developed within six months.

4. We intend to become a reporting company after our registration statement on Form SB-2 is declared effective. We will file all required documents with the U.S. Securities and Exchange Commission as required by the Securities Exchange Act of 1934. In additional to auditing fees, we expect to incur filing costs of approximately $1,000 per quarter to support our quarterly filing and $1,800 for annual filings.

Our president and director, Ms. Miao Juan Jiang, will be responsible for building our internal administrative and managerial organization. We expect to pay no salaries until we have entered into distribution agreements with Chinese magazine publishers and with magazine retail outlets in Hong Kong and the United States. We expect it will take approximately five to nine months to sign our first contract. We intend to hire two part-time field representatives, one in Hong Kong and one in the United States. The appropriate date to hire will be determined when, in the opinion of the management, the revenue from magazine distribution is significant enough to support the hiring. Without sufficient revenues, we will continue with no employees.

In connection with our proposed plan of operation, we anticipate that we will incur the following expenses for the next twelve months:

        SEC registration expenses            $   14,612
        Office rent                          $    3,000
        Computer and office equipment        $    1,400
        Marketing and business travel        $   15,000
        Accounting, auditing, Edgar
          filing and legal fees              $   21,000
        Web site development                 $    1,400
        General administrative expenses      $    3,588
                                          -------------
                      Total                  $   60,000

The foregoing represents the best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in generating significant revenue from our operations, additional funds may be required in order for us to proceed with our plan of operations. In such an event, we would likely seek additional financing to support the continued operation of our business. We have no such financing arranged at the present time and no guarantee that we will be able to secure such financing.

We anticipate that, depending on market conditions and our plan of operations, we could incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough revenue from distribution to cover all of our operating and administrative expenses. Our revenues will depend on how we secure contracts for magazine distribution, as well as keeping the distribution costs to reasonable levels. We are not aware of any known trends, events, demand, commitments and uncertainties in our industry that are reasonably likely to have an adverse material effect on our financial condition or operating performance in the future.

Results of Operations
---------------------

We were incorporated in November 2003. Our original business plan was to provide sales channels and marketing consulting and support services to electronic device manufacturers in China that desired to establish distribution networks for their products in markets outside China. We had, however, virtually conducted no business until March 2005 when we changed our business plan to establish our company as an agent to distribute Chinese language magazines to Hong Kong and the United States. The current status of our business is that we have completed our business plan, but have not commenced operations other than organizational matters and filing of this registration statement with the US Securities and Exchange Commission.

Revenue

For the period from November 21, 2003 to June 30, 2005, we conducted no business operations. Accordingly, we have not generated any revenue.

Expenses

For the period from November 21, 2003 to June 30, 2005, our expenses were $3,888, which primarily consisted of $375 in organizational costs and $3,500 in legal fees.

Net Loss

For the period from November 21, 2003 to June 30, 2005, we had losses of $3,888.

Liquidity and Capital Resources
-------------------------------

As of the date of this prospectus, we have yet to generate any revenues from business operations. Since incorporation, our activities have been financed exclusively from the proceeds of share subscriptions. From November 21, 2003, the date of inception, through June 30, 2005, we have issued 9,000,000 shares of our common stock in private placements to raise $10,000 of cash.

As of June 30, 2005, we had a cash balance of $10,087. We will need an additional $60,000 to fully finance our operations at planned levels within the next twelve months. Although we believe that becoming a public company will better position us to raise money than we can as a private company, there is no assurance that we will be able to raise enough money to launch our operations and stay in business. The primary alternatives are a public offering, a private placement of securities, or loans. We believe that if we are successful in raising the $60,000 we need to conduct operations during our first year and to begin generating revenue, we will become a more attractive investment for investors.

At the present time, we have not made any arrangements to raise additional cash as we believe offering investors liquidity after we become a public company will be a key factor in increasing our ability to raise capital on acceptable terms and conditions. We believe becoming a public company will give us access to investors who invest in private transactions, in which securities are sold in a private placement and then registered for resale soon after the closing of the private transaction. We plan to effectuate a private placement after our common stock begins to be traded on the Over-the-Counter Bulletin Board ("OTC-BB").
We expect this private transaction will raise $60,000 of capital. Prior to the private placement, we expect that our president and director will provide us with short-term loans if required, though we have no written arrangements with Miao Juan Jiang.

Currently we have no commitments from any investors to invest in us. There can be no assurance that we will be successful in raising the capital we need. If we need additional cash and can't raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. In that event, our Board of Directors will evaluate the situation and may be forced to seek to sell any assets we have and repay creditors. Should that happen, it is likely you will lose your entire investment.

Off-balance sheet arrangements
------------------------------

We have no off-balance sheet arrangements including arrangements that would effect our liquidity, capital resources, market risk support and credit risk support or other benefits.


                              Description of Property

Our executive offices are located on 80 Wall Street, Suite 818, New York, New York 10005. We sublease the office space from Oxford Technologies Inc. for $250 per month on a month-by-month basis. The sublease started in July 2005 and has no expiration date. We believe the existing facilities are currently adequate for our needs and that if additional space is needed, it would be available at a commercially reasonable price.


                     Certain Relationships and Related Transactions

On November 22, 2003, Miao Juan Jiang, our founder, sole director and officer, purchased 5,000,000 shares of our common stock at $0.001 per share for an aggregate of $5,000. These shares were issued pursuant to an exemption provided under Section 4(2) of the Securities Act of 1933.

Miao Juan Jiang has served as our officer and director without compensation and will not accrue or be paid salary until we begin to generate revenue.

Other than disclosed above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

    o   Any of our directors or officers;

    o   Any person proposed as a nominee for election as a director;

    o Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

    o   Any of our promoters;

    o Any relative or spouse of any of the foregoing persons who has the same house as such person.



            Market for Common Equity and Related Stockholder Matters

Market Information
------------------

There is presently no public market for our common stock. We plan to engage a broker-dealer who will file a Form 211 with the National Association of Securities Dealers ("NASD") to allow the quote of our common stock on the OTC Bulletin Board. There is no assurance that our common stock will be included on the OTCBB.

Holders
-------

As of September 12, 2005, we have 49 holders of our common stock.

Stock Options, Warrants and Convertible Securities
--------------------------------------------------

We have not granted any stock options or warrants to purchase shares of our common stock, and we have not issued and do not have any securities outstanding that may be converted into our common shares or have any rights convertible or exchangeable into shares of our common stock.

Registration Rights
-------------------

We have not granted registration rights to the selling shareholders or to any other persons. We have opted to cover the registration costs associated with this current filing absent such rights because management believes that such registration shall aid us in obtaining a public market and thereby raising additional financing for our operations.

Dividends
---------

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

    o we would not be able to pay our debts as they become due in the usual course of business; or

    o our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans
------------------------------------------------------------------

We do not have any compensation plan under which equity securities are authorized for issuance.

Rule 144 Shares
---------------

We have 9,000,000 shares of our common stock outstanding as of September 12, 2005. All these shares are "restricted securities," including the 4,850,000 shares that can be resold pursuant to the registration statement of which this Prospectus is a part. If not sold pursuant to a registration statement, restricted shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144. Non-affiliates currently hold 4,000,000 shares of our common stock, which is approximately 44.4% of our outstanding shares.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of Rule 144) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate within the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


                             Executive Compensation

Since inception, Ms. Miao Juan Jiang, our sole officer and director, has not received or accrued any compensation for her services rendered to us. When sufficient revenue is generated, our Board of Directors will determine an appropriate compensation level based on available funds and the value of the contribution of our officer. Currently we have not budgeted for compensation of our officer, who currently plans to work only 10 to 15 hours per week.

There is no retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our director and officer.

Summary Compensation Table
--------------------------

The table below summarizes all compensation awarded to, earned by, or paid to our director and officer for all services rendered in all capacities to us for the fiscal periods indicated.

                                                                             Long-term Compensation
                                                               -----------------------------------------------------------
                                                                                                            All Other
                                                                         Awards                 Payouts     Compensation($)
                                 Annual Compensation           ------------------------------ ----------- ----------------
                           ---------------------------------
                                                                                Securities
   Name and                                         Other                       Underlying
   principal                 Salary     Bouns   Compensation  Restricted Stock   Options/        LTIP         All Other
   position        Year       ($)        ($)       ($)           Award(s)($)      SARs (#)     Payouts ($) Compensation ($)
--------------- --------- ----------  --------  ------------  ---------------- -------------  ----------- ---------------
Miao Juan Jiang    2004       Nil        Nil        Nil             Nil            Nil           Nil            Nil
President/         2003       Nil        Nil        Nil             Nil            Nil           Nil            Nil
Director
-------------------------------------------------------------------------------------------------------------------------

We do not currently have a stock option plan. No stock options have been granted or exercised by any of the officers or directors since we were founded.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values
---------------------------------------------------------------------

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plans and Awards
------------------------------------

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors
-------------------------

The members of the Board of Directors are not compensated by us for their service as members of the Board of Directors, but may be reimbursed for reasonable expenses incurred in connection with attendance of meetings of the board of directors. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

Employment Contracts, Termination of Employment, Change-in-Control
------------------------------------------------------------------
Arrangements
------------

We have not entered into any employment agreement with our executive officer. There are no compensatory plans or arrangements, including payments to be received from us, with respect to a named executive officer, if such plan or arrangement would result from the resignation, retirement or any other termination of such executive officer's employment with us or from a change-in-control of us or a change in the named executive officer's responsibilities following a change-in-control.


       Changes In and Disagreements With Accountants on Accounting and
                          Financial Disclosure

Since inception on November 21, 2003, there were no disagreements with our accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within our two most recent fiscal years and the subsequent interim periods.

                             Additional Information

We are currently not required to deliver an annual report to security holders. However, we intend to voluntarily send an annual report to security holders and this annual report will include audited financial statements.

This prospectus and exhibits will be contained in a Form SB-2 registration statement that will be filed with the Securities and Exchange Commission (the "SEC"). We will become a reporting company after the SEC has declared this prospectus effective. As a reporting company we will file quarterly, annual, beneficial ownership and other reports with the SEC.

You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.



                                FINANCIAL STATEMENTS

                                   YAOSHUN INC.
                           (A Development Stage Company)


                                  TABLE OF CONTENTS



                                                                         Page

Report of Independent Registered Public Accounting Firm..........         F-1

Balance Sheets as of June 30, 2005 and December 31, 2004.........         F-2

Statements of Operations
  for the six months ended June 30, 2005, for the year ended
  December 31, 2004, and for the period from November 21, 2003
  (Date of Inception) through June 30, 2005......................         F-3

Statements of Stockholders' Equity
  for the six months ended June 30, 2005, for the year ended
  December 31, 2004, and for the period from November 21, 2003
  (Date of Inception) through June 30, 2005......................         F-4

Statements of Cash Flows
  for the six months ended June 30, 2005, for the year ended
  December 31, 2004, and for the period from November 21, 2003
  (Date of Inception) through June 30, 2005......................         F-5

Notes to Financial Statements....................................  F-6 - F-11

                         Child, Sullivan & Company
        A Professional Corporation of CERTIFIED PUBLIC ACCOUNTANTS
            1284 W. Flint Meadow Dr., Suite D, Kaysville, UT 84037
PHONE: (801) 927-1337                                  FAX: (801) 927-1344



           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To The Stockholders
Yaoshun Inc.
New York, New York

We have audited the accompanying balance sheets of Yaoshun Inc. (a Delaware development stage company) as of June 30, 2005 and December 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 2005, for the year ended December 31, 2004, and for the period from November 21, 2003 (date of inception) to June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yaoshun Inc. (a development stage company) as of June 30, 2005 and December 31, 2004, and the results of its operations and its cash flows for the six months ended June 30, 2005, for the year ended December 31, 2004, and for the period from November 21, 2003 (date of inception) to June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.


/s/ Child, Sullivan & Company
------------------------------
Child, Sullivan & Company
Kaysville, Utah

August 29, 2005

                                     YAOSHUN INC.
                            (A DEVELOPMENT STAGE COMPANY)

                                   BALANCE SHEETS



                          ASSETS
                                                      June 30      December 31
                                                        2005          2004
                                                    -------------  -------------

Current assets
 Cash.....................................         $     10,087    $         -
 Stock subscriptions receivable...........                    -         10,000
                                                   -------------   -----------
    Total current assets..................               10,087         10,000
                                                   -------------   -----------
Total assets..............................         $     10,087    $    10,000
                                                   =============   ===========


             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
 Accounts payable.........................         $     3,875     $      375
 Short-term loan..........................                 100              -
                                                   ------------   ------------
   Total current liabilities..............               3,975            375

Stockholders' equity
 Preferred stock: $0.0001 par value; 20,000,000
  shares authorized; no shares issued and
  outstanding.............................                   -              -
 Common stock: $0.0001 par value; 80,000,000
  shares authorized; 9,000,000 shares issued
  and outstanding.........................                 900            900
Additional paid in capital................               9,100          9,100
Deficit accumulated during the development stage       (3,888)          (375)
                                                  -------------  ------------
  Total stockholders' equity..............               6,112          9,625
                                                  -------------  ------------
Total liabilities and stockholders' equity         $    10,087    $    10,000
                                                  =============  ============




                            See notes to financial statements

                                      YAOSHUN INC.
                              (A DEVELOPMENT STAGE COMPANY)

                                STATEMENTS OF OPERATIONS

                                                                                Period from
                                                                                November 21,
                                                                                    2003
                                                  Six months       Year ended   (inception) to
                                                Ended June 30,    December 31,     June 30,
                                                     2005             2004           2005
                                                --------------   --------------   ------------
Revenue
  Sales revenues..........................       $          -     $         -     $        -
  Cost of sales...........................                  -               -              -
                                                --------------   --------------   -----------
    Gross profit..........................                  -               -              -

Operating expenses
  Organizational costs....................                  -               -            375
  General and administrative expenses.....              3,513               -          3,513
                                                 -------------   -------------    -----------
    Total operating expenses..............              3,513               -          3,888

Loss from operations......................            (3,513)               -        (3,888)

Other income
  Interest income.........................                  -               -              -
                                                 ------------    -------------    ----------
    Total other income....................                  -               -              -

Net loss before income taxes..............            (3,513)               -        (3,888)
                                                 ------------    -------------    ----------
Provision for income taxes................                  -               -              -
                                                 ------------    -------------    ----------
Net loss..................................       $    (3,513)    $          -     $  (3,888)
                                                 ============    =============    ===========

Basic and diluted net loss per share......       $     (0.00)    $          -
                                                 ============    =============

Weighted average number of shares outstanding       9,000,000        9,000,000
                                                 =============   =============



                            See notes to financial statements

                                      YAOSHUN INC.
                             (A DEVELOPMENT STAGE COMPANY)

                           STATEMENTS OF STOCKHOLDERS' EQUITY

                   FROM NOVEMBER 21, 2003 (DATE OF INCEPTION) TO JUNE 2005


                                                                                      Development
                                               Common Stock                              Stage
                                             $.0.0001 par value       Additional      Accumulated
                                          Shares           Amount    Paid in Capital     Deficit       Total
                                      -----------------  ----------  ---------------  ------------- ----------
Balance at November 31, 2003                       -     $       -    $           -   $          -   $       -
 (date of inception)

Common stock issued for subscriptions      5,000,000           500            4,500              -       5,000
Net loss for the period                            -             -                -          (375)       (375)
                                      ----------------  -----------  ---------------  ------------   ----------
Balance at December 31, 2003               5,000,000           500            4,500          (375)       4,625

Common stock issued for subscriptions      4,000,000           400            4,600              -       5,000
Net loss for the year                              -             -                -              -           -
                                      ----------------  -----------  ---------------  ------------   ----------
Balance at December 31, 2004               9,000,000           900            9,100          (375)       9,625

Net loss for the period                            -             -                -        (3,513)     (3,513)
                                      ---------------   -----------  --------------  -------------   ----------
Balance at June 30, 2005                   9,000,000     $     900   $        9,100   $    (3,888)   $   6,112
                                      ===============   ===========  ==============  =============   ==========




                                   See notes to financial statements

                                    YAOSHUN INC.
                              (A DEVELOPMENT STAGE COMPANY)

                                STATEMENTS OF CASH FLOWS



                                                                                  Period from
                                                                                   November 21,
                                                       Six months                      2003
                                                         ended       Year ended   (inception) to
                                                        June 30,    December 31,      June 30,
                                                     -------------  ------------- -------------
                                                          2005          2004            2005
Cash flows from operating activities:
 Net loss..................................          $    (3,513)    $       -     $   (3,888)
 Adjustment to reconcile net loss to
   Net cash used in operations:
    Changes in operating liabilities and assets:
     Accounts payable......................                3,500             -         (3,875)
                                                     ------------   -----------   -------------
   Net cash used in operations.............                 (13)             -            (13)

Cash flows from financing activities:
 Proceeds from short-term loan.............                 100              -             100
 Common stock issued.......................                   -          5,000          10,000
 Decrease (increase) in stock subscriptions receivable   10,000        (5,000)               -
                                                    ------------    -----------   -------------
   Net cash provided by financing activities             10,100              -          10,100
                                                    ------------    -----------   -------------

Increase in cash and cash equivalents......              10,087              -          10,087

Cash and cash equivalents, beginning of period                -              -               -
                                                    ------------    -----------   ------------
Cash and cash equivalents, end of period            $    10,087      $       -    $     10,087
                                                    ============    ===========   ============

Supplemental disclosures of cash flow information:

  Cash paid for interest...................         $         -      $       -    $          -
                                                    ============    ===========   ============
  Cash paid for income taxes...............         $         -      $       -    $          -
                                                    ============    ===========   ============



                              See notes to financial statements



                                   YAOSHUN INC.
                            (A DEVELOPMENT STAGE COMPANY)

                             NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Yaoshun Inc. ("the Company") was incorporated on November 21, 2003 under the laws of the State of Delaware for any lawful business. The Company's original business plan was to provide sales channel and marketing consulting and support services to electronic device manufacturers in China that desired to establish distribution networks for their products in markets outside China. However, it conducted virtually no business until March 2005 when the Company changed its business plan to establish it as an agent to distribute Chinese magazines to Hong Kong and the United States. The Company's headquarters are located in New York, New York.

The Company has been in a development stage since its inception on November 21, 2003, and has not realized any revenues from its planned operations. The Company's year is December 31.

ESTIMATES AND ASSUMPTIONS

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

REVENUE RECOGNITION

The Company recognizes revenue as earned when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or the services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CONCENTRATION OF RISK

The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation (FDIC).

LOSS PER SHARE

Basic loss per common share ("LPS") is calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive equity securities. At June 30, 2005 the Company had no potentially dilutive equity securities outstanding.

The numerator and denominator used in the basic and diluted LPS of common stock computations are presented in the following table:

                                          Six months         Year ended
                                         Ended June 30       December 31,
                                        ----------------  ----------------
                                             2005               2004

Numerator for basic and diluted LPS
 Net loss to common stockholders         $      (3,513)     $         -
                                         ==============     =============

Denominator for basic and diluted LPS
 Weighted average shares of common
  stock outstanding                          9,000,000        9,000,000
                                         ==============     =============

LPS - Basic and diluted                  $      (0.00)       $        -
                                         ==============     =============

INCOME TAXES

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.

There is no provision for income taxes due to continuing losses. At June 30, 2005, the Company has net operating loss carryforwards for tax purposes of approximately $3,800, which expire in years 2024 through 2025. The Company has recorded a valuation allowance that fully offsets deferred tax assets arising from net operating loss carryforwards because the likelihood of the realization of the benefit cannot be established. The Internal Revenue Code contains provisions that may limit the net operating loss carryforwards available if significant changes in stockholder ownership of the Company occur.

COMPENSATED ABSENCES

Currently, the Company has no employees; therefore, no liability has been recorded in the accompanying financial statements. The Company's policy will be to recognize the costs of compensated absences when there are employees who earn such benefits.

DERIVITIVE INSTRUMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB
No. 133", SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which is effective for the Company as of January 1, 2001. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

For the period from November 21, 2003 (inception) to June 30, 2005, the Company has not engaged in any transactions that would be considered derivative instrument or hedging activities.

DEVELOPMENT STAGE ACTIVITIES

The Company has been in the development stage since its formation and has not realized any revenue from operations. It will be primarily engaged in distributing Chinese magazines to Hong Kong and the United States.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," may include cash, receivables, advances, accounts payable and accrued expenses. All such instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at June 30, 2005.

2.  PREFERRED AND COMMON STOCK

The Company is authorized to issue 80,000,000 shares of $0.0001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

The Company is authorized to issue 20,000,000 shares of $0.0001 par value preferred stock, which may be issued in one or more series at the sole discretion of the Board of Directors. The Board of Directors is also authorized to determine the rights, preferences, and privileges and restrictions granted to or imposed upon any series of preferred stock. At June 30, 2005, no preferred stock has been issued by the Company.

In November 2003, 5,000,000 shares of common stock were issued at $0.001 per share at initial capitalization for $5,000 and in July 2004, 4,000,000 shares of common stock were issued at $0.00125 per share for total cash proceeds of $5,000.

3.  NEW ACCOUNTING PRONOUNCEMENTS

In May 2004, the Emerging Issues Task Force of the FASB came to a consensus regarding EITF 02-14 "Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock". The consensus of the task force is that the equity method of accounting is to be used for investments in common stock or in-substance common stock, effective for reporting periods beginning after September 12, 2004. The Company currently has no equity investments. As such, this standard has no application to the Company.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have material impact on the Company as the Company maintains no inventory.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Shares Transactions," an amendment of Statement of Financial Accounting Standards Board No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends Financial Accounting Standards Board Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets, an amendment of ARB Opinion No. 29." This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (hereinafter "SFAS No. 123"). This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123. The Company has determined that there was no impact to its financial statements from the adoption of this statement.



                 Part II - Information Not Required In Prospectus


                   Indemnification of Directors and Officers

Our Certificate of Incorporation permits us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                  Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

       Registration Fee                        $        12
       Federal Taxes, State Taxes and Fees     $         0
       Costs of Printing and Engraving         $       600
       Accounting Fees                         $     3,500
       Legal Fees                              $    10,000
       Transfer Agent                          $       500
                                              -------------
               Total                           $    14,612

None of the above expenses of issuance and distribution will be borne by the selling shareholders.


                     Recent Sales of Unregistered Securities

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two occasions.

On November 22, 2003, we issued 5,000,000 shares of common stock at a price of $0.001 per share, for total proceeds of $5,000, to our president and director, Miao Juan Jiang. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares in accordance with the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. In addition, the investor had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act of 1933. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." We believe that we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On July 18, 2004, we issued a total of 4,000,000 shares of our common stock at a price of $0.0013 per share to 48 individuals for total proceeds of $5,000. The offering was pursuant to Regulation S of the Securities Act of 1933. The purchasers of our common stock were all close friends, relatives or business associates of our director and officer. Each purchaser represented to us that he was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter, and accordingly, there were no underwriting discounts or commissions involved.


                                    Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     b) Reflect in our prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Not withstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) 230.424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     c) Include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue. In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shanghai, the People's Republic of China on September 12, 2005.

Yaoshun Inc.

By: /s/ Miao Juan Jiang
----------------------------------------
Miao Juan Jiang
Director, President, Principal Financial Officer and Principal
Accounting Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                    CAPACITY IN WHICH SIGNED             DATE
--------------------      ------------------------------    ------------------

/s/ Miao Juan Jiang       Director, President (principal    September 12, 2005
-------------------       executive officer), principal
Miao Juan Jiang           financial officer and principal
                          accounting officer





                                        EXHIBITS


Exhibit No.                            Description
-----------  --------------------------------------------------------------
  3.1         Articles of Incorporation
  3.2         By-Laws
  5.1         Opinion Re: Legality
  23.1        Consent of Legal Counsel, included in Exhibit 5.1
  23.2        Consent of Auditors